                                                                    EXHIBIT 11



                     CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the use in the Statement of Additional Information constituting part of this Post-Effective Amendment No. 1 to the registration statement on Form N-1A (the "Registration Statement") of our report dated April 16, 1996, relating to the statements of assets and liabilities of Berger Institutional Products Trust which appears in such Statement of Additional Information and to the incorporation by reference of our report into the Prospectus which constitutes part of this Registration Statement. We also consent to the reference to us under the heading "Additional Information" in such Statement of Additional Information.

PRICE WATERHOUSE LLP

Denver, Colorado
October 29, 1996